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                            RJR Nabisco Holdings Corp.

                 (Name of Registrant as Specified In Its Charter)

                            RJR Nabisco Holdings Corp.

                    (Name of Person(s) Filing Proxy Statement)

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                    [RJR Reynolds Tobacco Company Letterhead]





         February 26, 1996


         Mr. John Gates
         Editorial Editor
         Winston-Salem Journal
         418 N. Marshall Street
         Winston-Salem, NC  27101

         Dear Mr. Gates:

         "Let the spin-off begin."

         So began a Winston-Salem Journal editorial on February 22, when it endorsed an immediate spin-off of Nabisco, to save tobacco from the "sharks."

         Instead, you might have said it more directly: "Pay ransom to the 'greenmailers' and maybe the tobacco company will be spared. Given them what they want and they'll leave you alone." With every good intention, that appears to be what the Journal is advocating. But 'sharks', as you described Messrs. LeBow and Icahn, are rarely satisfied with a morsel; instead they consume their victims. Just look at these raiders, past victims: TWA, Western Union, and others, all ended in bankruptcy; but the hungry sharks were well-fed.

         Pay the ransom to the raiders? Do something that the Journal acknowledges may hurt shareholders in order to tempt the raiders to go away? As the leader of our tobacco business and a director of RJR Nabisco, I won't do that. I can't do that.

                              "We work for smokers."




         Regarding the spin-off, RJR Nabisco's board of directors has stated its commitment to separating food and tobacco, but only at the right time. Before I address why now is not the right time, let me make it clear that what this raid is all about has little to do with spinning off Nabisco. It has a lot to do with LeBow and Icahn attempting to unload the struggling Liggett and Myers Tobacco Company on RJR.

         Mr. LeBow controls the parent company (Brooke Group) of Liggett and Myers. Last year Mr. LeBow approached RJR Nabisco's management about buying out Liggett, thereby enabling him to pay his debt to Mr. Icahn and make a handsome profit as well. We turned him down.

         There was no value to RJR in acquiring Liggett. It has nothing to offer us in the marketplace. So Messrs. LeBow and Icahn decided to acquire RJR Nabisco stock in hopes of forcing RJR to buy Liggett and turn control of RJR's successful cash flow over to them and their hand-picked board of directors. When pencil is put to paper, Mr. Icahn stands to receive $50 million from the deal; Mr. LeBow millions of dollars -- if they can pull this off.

         So, from their perspective, this isn't a simple question of whether RJR and Nabisco will split.

         As I stated earlier, the RJR Nabisco board has committed to split the two companies, but at the right time. Nearly two years ago, we began the discussion of when the appropriate time for such a split might be and how to establish appropriate conditions for a successful spin-off.

         Now is not that time. These are the conditions to meet in order for a spin-off to occur: we must avoid costly litigation delays and protracted uncertainties; we must preserve the financial integrity of our tobacco and food businesses; we must have a tax-free transaction.





         The Journal's editorial referred to the fact that a precipitous split of the companies would likely spur a lawsuit from bondholders of RJR Nabisco. That is indeed likely. To present our bondholders with two separate companies facing an entirely new set of legal and financial liabilities would likely be challenged in court. In addition, there are other legal hurdles already outstanding against RJR Tobacco. Some involve traditional smoking and health issues. Some are "class actions," lumping millions of smokers into lawsuits against the industry. And some state governments are attempting to recover Medicaid payments that states have purportedly made to cover medical treatment for people who smoke. The plaintiffs' attorneys in some of these actions have already stated that they would ask the courts to block any split of the food company from the tobacco industry.

         Messrs. LeBow and Icahn have dangled the hope of much higher stock prices for the separated companies. I believe those prices are unrealistic at this time. No one has a higher opinion of this company, its employees, and its inherent value than I do. Our stock is currently undervalued, and I believe this will improve. However, Messrs. LeBow and Icahn's irresponsible and irrevocable approach is not the way to achieve those goals

         One clear indicator of bondholders' concern occurred on February 22 when Standard and Poor's placed RJR Nabisco's debt on a 'credit watch' for possible downgrading, a direct result of the LeBow/Icahn activities to date. It took several years of hard work to improve RJR Nabisco's financial position after the LBO in 1989 to the point where we can once again borrow investment capital at competitive rates. To put our financial position in jeopardy is unwise.

         For these reasons and more, the time is not right to split the companies today. I know the frustration of our shareholders at the performance of RJR Nabisco's stock price. We, as a management team, must continue to improve the fundamentals of this business to provide strong returns in the short run while





         resolving some of the legal and regulatory situations that face our industry. This will enable us to split two strong, viable companies.

         Finally, I want to clarify the status of our battle with Brooke Group. According to Mr. LeBow's account of the vote (yet to be verified), 50.4% of RJR Nabisco shareholders voted in favor of a resolution to spin-off Nabisco. The vote is a non-binding expression of shareholder interest, a course of action with which we agree, but again, at the right time.

         The upcoming vote to elect directors at our annual meeting is the critical vote. That is when shareholders decide who they want to oversee RJR Nabisco. The choice is clear: either the current board of outstanding, seasoned people or LeBow's hand-picked slate, many of whom are part of Brooke Group. Over the next several weeks, we will be talking to our shareholders to convince them to be prudent and not turn this company over to this group of raiders.

         In the seven years since I've returned to RJR, we have survived a number of crises from high debt levels to price wars. Today, our company is on more solid financial footing than ever. Through every dark cloud, I've asked that my fellow employees stand with me, and they have. When I've hoped the community would stand with us, it has.

         For RJR to bow down and feed the sharks underestimates the RJR team, this community, our shareholders, and me.


         Sincerely,

         /s/ James W. Johnston

         James W. Johnston





         CERTAIN ADDITIONAL INFORMATION: RJR Nabisco Holdings Corp. will be soliciting proxies against the director nominees of Brooke Group Ltd. and other shareholder proposals. The following individuals may be deemed to be participants in the solicitation of proxies by RJR Nabisco Holdings Corp.: RJR Nabisco Holdings Corp.; John T. Chain, Jr.; Julius L. Chambers; John L. Clendenin; Steven F. Goldstone; H. John Greeniaus; Ray
         J. Groves; Charles M. Harper, James W. Johnston; John G. Medlin, Jr.; Robert S. Roath; Rozanne L. Ridgway; Robert F.
         Sharpe, Jr.; and Huntley R. Whitacre.   As of February 1, 1996,
         Mr. Chain is the beneficial owner of 8,859 shares of the company's common stock; Mr. Chambers is the beneficial owner of 6,888 shares of the company's common stock; Mr. Clendenin is the beneficial owner of 7,312 shares of the company's common stock; Mr. Goldstone is the beneficial owner of 16,532 shares of the company's common stock; Mr. Greeniaus is the beneficial owner of 126,390 shares of the company's common stock; Mr. Groves is the beneficial owner of 7,466 shares of the company's common stock; Mr. Harper is the beneficial owner of 524,955 shares of the company's common stock; Mr. Johnston is the beneficial owner of 114,463 shares of the company's common stock; Mr. Medlin is the beneficial owner of 7,725 shares of the company's common stock; Mr. Roath is the beneficial owner of 38,435 shares of the company's common stock; Ms. Ridgway is the beneficial owner of 6,859 shares of the company's common stock; Mr. Sharpe is the beneficial owner of 37,276 shares of the company's common stock; and Mr. Whitacre is the beneficial owner of 29,464 shares of the company's common stock.